                  EX 10.1

DEFERRED CASH AWARD AGREEMENT

This Deferred Cash Award Agreement (this “Agreement”) is made and entered into as of the Date of Award set forth on the “Award Detail” page by and between Diebold Nixdorf, Incorporated, an Ohio corporation (the “Company”) and the Recipient. Capitalized terms that are used but not defined herein have the meanings ascribed to them in the 2017 Equity and Performance Incentive Plan, as amended (the “Plan”); provided, however, that the Award is not subject to, or granted pursuant to the terms of, the Plan.

1.    Award of Deferred Cash.

1.1    Award. The Company hereby awards to the Recipient cash (the “Award”) in the amount specified on the “Award Details” page attached hereto, subject to the terms of this Agreement.

1.2    Consideration. The Award is made in consideration of the services to be rendered by the Recipient to the Company or a Subsidiary.

2.    Vesting. Except as otherwise provided in this Agreement, the Award will vest in three (3) equal installments on each of the first, second and third anniversaries of the Date of Award (each twelve (12) month period during which vesting restrictions apply is the “Annual Restricted Period” and the three (3) year period in the aggregate is the “Restricted Period”) subject to (i) the Recipient’s continuous service with the Company or a Subsidiary and (ii) approval by the Board of the amount that will actually be paid at each vesting date, which amount will not be greater (but may be less) than one-third of the total amount of the Award.

3.    Termination of Continuous Service.

3.1    Termination for Reasons Other Than for Death, Disability or After Satisfying Service Requirements; Engaging in Detrimental Activity. If the Recipient’s continuous service with the Company or a Subsidiary is terminated for any reason other than as set forth in Section 3.2 or as contemplated by Section 6, or if the Recipient shall engage in any Detrimental Activity (as defined in Section 4.2), the Recipient shall forfeit all unvested portions of the Award; provided, however, that the Board, upon recommendation of the Committee, may, in its discretion, order that any portion or all of the unvested Award shall continue to vest in accordance with the vesting schedule set forth in Section 2 (whether or not the Recipient remains employed by the Company or a Subsidiary).

3.2    Termination due to Death or Disability. If the Recipient’s continuous service with the Company or a Subsidiary terminates as a result of the Recipient’s death or Disability, all unvested portions of the Award shall vest in full immediately.

4.    Detrimental Activity.

4.1    Engaging in Detrimental Activity. If the Recipient, either during employment by the Company or a Subsidiary or within one (1) year after termination of such employment, shall engage in any Detrimental Activity, and the Board shall so find, and the Recipient shall not have ceased all Detrimental Activity within thirty (30) days after notice of such finding given within one (1) year after commencement of such Detrimental Activity, the Recipient shall return to the Company the gross amount of any payments in respect of the Award paid to Recipient pursuant to this Agreement within a period of one (1) year prior to the date of the commencement of such Detrimental Activity. To the extent that such amounts are not returned to the Company, the Company may set off the amounts so payable to it against any amounts that may be owing from time-to-time by the Company or a Subsidiary to the Recipient, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.

4.2    Definition of “Detrimental Activity.” For purposes of this Agreement, the term “Detrimental Activity” shall include:

(a)    Engaging in any activity, as an employee, principal, agent, or consultant for another entity, and in a capacity, that directly competes with the Company or any Subsidiary in any actual product, service, or business activity (or in any product, service, or business activity which was under active development while the Recipient was employed by the Company if such development is being actively pursued by the Company during the one (1) year period first referred to in Section 4.1) for which the Recipient has had any direct responsibility and direct involvement during the last two (2) years of his or her employment with the Company or a Subsidiary, in any territory in which the Company or a Subsidiary manufactures, sells, markets, services, or installs such product or service, or engages in such business activity.

(b)    Soliciting any employee of the Company or a Subsidiary to terminate his or her employment with the Company or a Subsidiary.

(c)    The disclosure to anyone outside the Company or a Subsidiary, or the use in other than the Company or a Subsidiary’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company and its Subsidiaries, acquired by the Recipient during his or her employment with the Company or its Subsidiaries or while acting as a consultant for the Company or its Subsidiaries thereafter; provided, however, that nothing in this Agreement limits a Recipient’s ability to file a charge or complaint or to communicate, including by providing documents or other information without notice to the Company, with the Securities and Exchange Commission or any other governmental agency or commission (“Government Agency”) or limits a Recipient’s right to receive an award for information provided to any Government Agency.

(d)    The failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Recipient during employment by the Company and any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent, a design registration, a utility model or a copyright registration where appropriate, in the United States and in any other countries.

(e)    Activity that results in termination for Cause (as defined in Section 4.3).

4.3    Definition of “Cause.” For the purposes of Section 4 of this Agreement, “Cause” shall mean a termination due to Recipient’s:

(a)    Willful failure to substantially perform his or her duties with the Company (other than any such failure resulting from the Recipient’s Disability), after a written demand for substantial performance is delivered to the Recipient that specifically identifies the manner in which the Company believes that the Recipient has not substantially performed his or her duties, and the Recipient has failed to remedy the situation within fifteen (15) business days of such written notice from the Company;

(b)    Willful gross negligence in the performance of the Recipient’s duties;

(c)    Conviction of, or plea of guilty or nolo contendere, to any felony or a lesser crime or offense which, in the reasonable opinion of the Company, could adversely affect the business or reputation of the Company;

(d)    Willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise;

(e)    Willful violation of any provision of the Company’s code of conduct;

(f)    Willful violation of any of the covenants contained in Article 4 of the Senior Leadership Severance Plan, if applicable to the Recipient;

(g)    Act of dishonesty resulting in, or intended to result in, personal gain at the expense of the Company;

(h)    Engaging in any act that is intended to harm, or may be reasonably expected to harm, the reputation, business prospects, or operations of the Company; or

(i)    Engaging in any act that justifies termination of employment with immediate effect under the local laws applicable to the Recipient’s employment relationship.

For purposes of this definition, no act or omission by the Recipient shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Recipient’s action or omission was in the best interests of the Company. Any act or failure to act based upon: (i) authority given pursuant to a resolution duly adopted by the Board; or (ii) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by the Recipient in good faith and in the best interests of the Company.

For purposes of this Award, there shall be no termination for Cause pursuant to subsections (a) through (h) above, unless a written notice, containing a detailed description of the grounds constituting Cause hereunder, is delivered to the Recipient stating the basis for the termination. Upon receipt of such notice, the Recipient shall be given thirty (30) days to fully cure (if such violation, neglect, or conduct is capable of cure) the violation, neglect, or conduct that is the basis of such claim.

5.    Settlement of Vested Portions of Award. Subject to Sections 7 and 9 hereof, promptly following each vesting date, and in any event no later than sixty (60) days following each vesting date, the Company shall pay to the Recipient the portion of the Award which has vested on such vesting date.

6.    Change in Control.

6.1    Acceleration of Vesting. Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs after the Date of Award and before the end of the Restricted Period and the Recipient’s continuous service with the Company or a Subsidiary is terminated by the Company other than for Cause (as defined in Section 6.3) (except for death or Disability) or by the Recipient for Good Reason (as defined in Section 6.4), in either case, prior to the end of the Restricted Period, then any unvested portion of the Award granted hereby shall vest immediately upon such termination.

6.2    Business Combination. Notwithstanding anything in this Section 6 to the contrary, in connection with a Business Combination (as defined in the Plan) the result of which is that the Company’s Common Shares and voting stock exchanged for or becomes exchangeable for securities of another entity, cash or a combination thereof, if the entity resulting from such Business Combination does not expressly assume the Company’s obligations hereunder, then the Award evidenced hereby shall vest in full as of the day immediately prior to the date of such Business Combination.

6.3    Definition of “Cause.” For purposes of Section 6.1 of this Agreement, “Cause” means that the Recipient has committed:

(a)    an intentional act of fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Subsidiary;

(b)    intentional wrongful damage to property of the Company or any Subsidiary;

(c)    intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or

(d)    intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty (“Competitive Activity”); and any such act shall have been materially harmful to the Company and its Subsidiaries taken as a whole. No act, or failure to act, on the part of the Recipient shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Recipient not in good faith and without reasonable belief that his or her action or omission was in or not opposed to the best interest of the Company and its Subsidiaries.

6.4    Definition of “Good Reason.” For purposes of Section 6.1 of this agreement, “Good Reason” means:

(a)    failure to elect, reelect or otherwise maintain the Recipient in the offices or positions in the Company or any Subsidiary which the Recipient held immediately prior to a Change in Control, or the removal of the Recipient as a director of the Company (or any successor thereto) if the Recipient shall have been a director of the Company immediately prior to the Change in Control;

(b)    a material reduction in the nature or scope of the responsibilities or duties attached to the position or positions with the Company and its Subsidiaries which the Recipient held immediately prior to the Change in Control, a material reduction in the aggregate of the Recipient’s base pay and incentive pay opportunity received from the Company, or the termination of the Recipient’s rights to any material employee benefits to which he or she was entitled immediately prior to the Change in Control or a material reduction in scope or value thereof without the prior written consent of the Recipient;

(c)    the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Agreement; or

(d)    the Company shall relocate its principal executive offices, or the Company or any Subsidiary shall require the Recipient to have his or her principal location of work changed, to any location which is in excess of 50 miles from the location thereof immediately prior to the Change in Control or the Company or any Subsidiary shall require the Recipient to travel away from his or her office in the course of discharging his or her responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of him or her prior to the Change in Control without, in either case, the Recipient’s prior written consent.

The Recipient is not entitled to assert that his or her termination is for Good Reason unless the Recipient gives the Company written notice of the event or events that are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Company to address the event or events and a period of not less than thirty (30) days after to cure the alleged condition.

7.    Withholding. The Recipient shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Recipient pursuant to this Award or otherwise, the amount of any required withholding taxes in respect of the Award and to take all such other action as the Committee deems necessary to satisfy all of Recipient’s obligations for the payment of such withholding taxes.

8.    Transferability. The Award granted hereby shall not be transferable prior to payment other than by the laws of descent and distribution.

9.    Compliance with Section 409A of the Code. The Award is intended to be excepted from coverage under, or compliant with, the provisions of Section 409A of the Code and the regulations and other guidance promulgated thereunder (“Section 409A”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if all or any portion of the Award is subject to the provisions of Section 409A (and not exempted therefrom), the provisions of this Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A (or disregarded to the extent such provision cannot be so administered, interpreted or construed). If any payments or benefits hereunder may be deemed to constitute nonconforming deferred compensation subject to taxation under the provisions of Section 409A, the Recipient agrees that the Company may, without the consent of the Recipient, modify the Agreement to the extent and in the manner the Company deems necessary or advisable or take such other action or actions, including an amendment or action with retroactive effect, that the Company deems appropriate in order either to preclude any such payment or benefit from being deemed “deferred compensation” within the meaning of Section 409A or to provide such payments or benefits in a manner that complies with the provisions of

Section 409A such that they will not be subject to the imposition of taxes and/or interest thereunder. If, at the time of the Recipient’s separation from service (within the meaning of Section 409A), (A) the Recipient shall be a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time-to-time) and (B) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the settlement of which is required to be delayed pursuant to the six (6) month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not settle such amount on the otherwise scheduled settlement date but shall instead settle it, without interest, on the first business day of the month after such six (6) month period. Notwithstanding the foregoing, the Company makes no representations and/or warranties with respect to compliance with Section 409A, and the Recipient recognizes and acknowledges that Section 409A could potentially impose upon the Recipient certain taxes and/or interest charges for which the Recipient is and shall remain solely responsible.

10.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Recipient and the Recipient’s beneficiaries, executors, administrators and the person(s) to whom the Award may be transferred by will or the laws of descent or distribution.

11.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

12.    Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Award, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Recipient’s material rights under this Agreement without the Recipient’s consent.

13.    Continuous Service. For purposes of this Agreement, the continuous service of the Recipient with the Company or a Subsidiary shall not be deemed interrupted, and the Recipient shall not be deemed to have ceased to be an associate of the Company or any Subsidiary, by reason of the transfer of his or her employment among the Company and its Subsidiaries. For the purposes of this Agreement, leaves of absence approved by the Chief Executive Officer of the Company for illness, military or governmental service, or other cause, shall be considered as employment.

14.    Recipient’s Acknowledgment. In accepting the Award, the Recipient (you) acknowledges that: (a) the Award is voluntary and occasional and does not create any contractual or other right to receive future similar awards or benefits even if other similar award have been granted repeatedly in the past; (b) all decisions with respect to future awards or benefits, if any, will be at the sole discretion of the Company; (c) your entry into this Agreement is voluntary; (d)

the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and the Award is an extraordinary item which is outside the scope of your employment contract, if any; (e) in the event that you are an employee of a Subsidiary of the Company, the Award will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Award will not be interpreted to form an employment contract with the Subsidiary that is your employer; (f) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Award and you irrevocably release the Company, its affiliates and its Subsidiaries from any such claim that may arise; and (g) notwithstanding any terms or conditions of this Agreement to the contrary, in the event of involuntary termination of your employment, your right to receive the Award, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment, your right to vest in the Award after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.

15.    Data Privacy. The Recipient (you) hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Company, its affiliates and its Subsidiaries (“the Company Group”) for the exclusive purpose of implementing, administering and managing this Award.

You understand that the Company Group holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, and job title, for the purpose of implementing, administering and managing this Award (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Award, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your Award. You understand that Data will be held only as long as is necessary to implement, administer and manage the Award. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to receive the Award. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

16.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

17.    Acceptance. The Recipient hereby acknowledges receipt of a copy of this Agreement. The Recipient has read and understands the terms and provisions thereof, and accepts the Award subject to all of the terms and conditions of this Agreement. The Recipient acknowledges that there may be adverse tax consequences upon the vesting of the Award and that the Recipient has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

18.    Governing Law. The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the State of Ohio, USA without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Ohio, USA.

The parties have executed this Agreement on the terms and conditions set forth herein as of the Date of Award.

Recipient

DIEBOLD NIXDORF, INCORPORATED